EXHIBIT 10.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UNITED PAN AM FINANCIAL CORP.,

BVG WEST CORP.

AND

THE OTHER PARTIES SIGNATORY HERETO

JULY 26, 2005

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (the “Agreement”) is made and entered into as of July 26, 2005, by and among United Pan Am Financial Corp., a California corporation (“Acquiror”), a Delaware corporation to be organized by Acquiror hereafter (“Newco”), BVG West Corp., a Delaware corporation (“Target”), and Guillermo Bron, a shareholder of Target (“Bron”).

RECITALS

A. Target is the general partner of Pan American Financial LP, a Delaware limited partnership (the “Partnership”). The term of the Partnership, which expired on December 31, 2003, has been extended to December 31, 2008. The principal assets of the Partnership consist of approximately 8,681,250 shares of the Acquiror’s common stock, no par value per share (“Acquiror Common Stock”), representing approximately 55% of total outstanding Acquiror Common Stock.

B. The principal assets of the Target currently consist of 1,368,750 shares of Acquiror Common Stock and Target will receive an estimated additional 1,067,920 shares of Acquiror Common Stock to be distributed to Target in connection with the liquidation of the Partnership, such that it is expected that the total assets of the Target prior to the merger will consist of approximately 2,436,700 shares of Acquiror Common Stock (the “BVG-Owned Shares”), representing approximately 15.2% of total outstanding Acquiror Common Stock.

C. The Partnership is in the process of being liquidated and dissolved, and, as part of the plan of liquidation and dissolution in which the assets of the Partnership will be distributed, it is contemplated that the existence of the Target shall be terminated, by means of merger, as part of such liquidation, dissolution and termination of the Partnership.

D. As a result of the liquidation and termination of the Partnership and of Target, it is expected that approximately 10,050,000 shares of Acquiror Common Stock will be distributed and become available for resale on the public market and, in order to facilitate the orderly distribution of such Acquiror Common Stock by the Partnership and Target, Acquiror has agreed to provide certain registration rights pursuant to a Second Amended and Restated Registration Rights Agreement of even date herewith and to enter into this Agreement.

E. The Boards of Directors of Target, Acquiror and Newco believe it is in the best interests of their respective companies and the shareholders of their respective companies that, in connection with the liquidation, dissolution and termination of the Partnership, Target and Newco combine into a single company through the merger of Target with and into Newco (the “Merger”) and, in furtherance thereof, have approved the Merger. Pursuant to the Merger, among other things, the outstanding shares of capital stock of Target (the “Target Common Stock”) shall be converted into shares of Acquiror Common Stock, at the rates set forth herein.

F. Target, Acquiror, Newco and Bron desire to make certain representations and warranties and other agreements in connection with the Merger.

F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(C) of the Code.

AGREEMENT

The parties hereby agree as follows:

SECTION ONE

1. The Merger.

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, pursuant to an agreement of merger (the “Agreement of Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Target shall be merged with and into Newco, the separate corporate existence of Target shall cease and Newco shall continue as the surviving corporation of the Merger. Newco, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place within 10 business days following satisfaction of all conditions set forth in Section 5, or at such other time as the parties agree (the “Closing Date”). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Agreement of Merger, together with the required officers’ certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”). The Closing shall take place at the offices of Manatt, Phelps & Phillips, 695 Town Center Drive, 14th Floor, Costa Mesa, California, or at such other location as the parties agree.

1.3 Effect of the Merger. At the Effective Time, all the property, rights, privileges, powers and franchises of Target shall vest in Newco, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of Newco.

1.4 Articles of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended.

1.5 Directors and Officers. At the Effective Time, the officers and directors of Newco shall be the officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Acquiror, Newco, Target or any of their respective shareholders or shareholder, the following shall occur at the Effective Time:

(a) Conversion of Target Common Stock. All of the issued and outstanding shares of Common Stock, par value $0.01 per share of Target (the “Target Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive that number of shares of Acquiror Common Stock as shall be determined in accordance with the calculation set forth with respect to the Target Common Stock on Exhibit A attached hereto (the “Exchange Ratio”). All shares of Target Common Stock, upon conversion, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Target Common Stock shall cease to have any rights with respect thereto, except the right to receive the merger consideration therefor upon the surrender of such certificate in accordance with Section 1.7, without interest.

(b) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the fair market value of a share of Acquiror Common Stock immediately prior to the Effective Time, as determined in good faith by Acquiror’s Board of Directors.

1.7 Surrender of Certificates.

(a) Acquiror to Provide Acquiror Common Stock and Cash. Promptly after the Effective Time Acquiror shall make available for exchange in accordance with this Section 1, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(b).

(b) Exchange Procedures. At the Effective Time (i) Surviving Corporation shall distribute and deliver to Acquiror the BVG-Owned Shares which shall automatically be cancelled, (ii) the stock certificate(s) evidencing all of Target’s issued and outstanding Common Stock shall be delivered to Acquiror for cancellation, (iii) Acquiror will deliver to Bron, for distribution to the former shareholders of Target (A) certificates representing the number of shares of Acquiror Common Stock to be issued at Closing, and (B) payment in lieu of fractional shares and the certificates so surrendered shall be cancelled, and (iv) Bron shall deliver to Acquiror the Collateral Shares pursuant to Section 7, together with stock transfer powers relating thereto executed in blank.

(c) Form of Certificates of Acquiror Shares. The shares of Acquiror Common Stock issued in exchange for shares of Target’s Common Stock shall bear such legends as shall be, in the opinion of counsel to Acquiror, required under applicable law or pursuant to this Agreement.

1.8 No Further Ownership Rights in Target Common Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of

Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time.

1.9 Tax and Accounting Consequences. It is intended by the parties that the Merger shall constitute a tax free reorganization within the meaning of Section 368 of the Code.

1.10 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11 Withholding. Each of the Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Target Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

SECTION TWO

2. Representations and Warranties of Target.

In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in questions.

Except as disclosed in a document dated as of the date of this Agreement and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Target Disclosure Schedule”), Target and Bron represent and warrant to Acquiror and Newco as follows:

2.1 Organization. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Target.

2.2 Certificate of Incorporation and Bylaws. Target has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

2.3 Capital Structure. The authorized capital stock of Target consists of 1,000 shares of Common Stock, of which 118 shares are issued and outstanding. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound.

2.4 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target. Target’s Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Target and assuming due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.5 No Conflicts. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Target, as amended, or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets.

2.6 Required Filings and Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of this

Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of appropriate merger documents as required by Delaware Law, (b) any filings as may be required under applicable state securities laws and the securities laws of any foreign country and (c) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

2.7 Financial Statements. Target’s unaudited financial statements (balance sheet and statement of cash flows) for the fiscal year ended December 31, 2004 and for the six month period ended June 30, 2005 (collectively, the “Financial Statements”) accurately set forth the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, but were not prepared in accordance with generally accepted accounting principles including notes thereto or any year-end audit adjustments.

2.8 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the Financial Statements for the period ended June 30, 2005, (b) those incurred in the ordinary course of business and not required to be set forth in the Financial Statements under generally accepted accounting principles, (c) those incurred in the ordinary course of business since the date of the Financial Statements and consistent with past practice, and (d) those incurred in connection with the execution of this Agreement.

2.9 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its respective properties or any of its respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree or order against Target or, to the best knowledge of Target, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Schedule.

2.10 Title to Property. Target has good and marketable title to the BVG-Owned Shares which it currently owns and will have upon the distribution by the Partnership, good and marketable title to the BVG-Owned Shares to be distributed to it upon the liquidation and dissolution of the Partnership. Target owns no real property or other personal property.

2.11 Taxes. All returns required to be filed by the Target have been accurately and timely filed and all such returns are complete and correct. All taxes that are due or to Target’s knowledge claimed to be due from Target have been paid other than those currently payable without penalty or interest for which adequate reserves have been established on the books and records of Target. To Target’s knowledge, there are no proposed tax assessments against Target. No claim or deficiency assessment with respect to or proposed adjustment of Target’s Taxes is currently assessed or pending or to Target’s knowledge threatened, and there is no basis for any such claim, assessment or adjustment. There is no tax lien (other than for current taxes not yet due and payable), whether imposed by any federal, state, county or local taxing authority, outstanding against Target’s assets, properties or business. No audit is pending against Target and, to Target’s knowledge, no audit has been proposed or threatened.

2.12 Employee Matters. Target has no employees and no Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

2.13 Material Contracts. Section 2.13 of the Target Disclosure Schedule contain a list of all contracts and agreements to which Target is a party and that are material to the business, results of operations, or condition (financial or otherwise), of Target taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Section 2.13 of the Target Disclosure Schedule being referred to herein collectively as the “Material Contracts”).

2.14 Insurance. Target has no policies of insurance and bonds of any type.

2.15 Compliance With Laws. Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership of its assets, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target.

2.16 Minute Books. The minute books of Target made available to Acquiror contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

2.17 Third Party Consents. Except as set forth in Section 2.17 of the Target Disclosure Schedule, no consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

2.18 Representations Complete. None of the representations or warranties made by Target or Bron herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION THREE

3. Representations and Warranties of Acquiror and Newco.

Except as disclosed in a document dated as of the date of this Agreement and delivered by Acquiror and Newco to Target prior to the execution and delivery of this

Agreement and referring to the representations and warranties in this Agreement (the “Acquiror Disclosure Schedule”), Acquiror and Newco hereby represent and warrant to Target as follows:

3.1 Organization, Standing and Power. Each of Acquiror and Newco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Newco has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Newco, as amended to date, to Target. Each of Acquiror and Newco is not in violation of any material provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

3.2 Capital Structure. The authorized capital stock of Acquiror consists of 30,000,000 shares of Common Stock, no par value, of which 16,957,694 shares shall be issued and outstanding immediately prior to the Effective Time and 2,000,000 shares of preferred stock, of which no shares shall be issued and outstanding immediately prior to the Effective Time. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be, upon issuance, duly authorized, validly issued, fully paid, and non-assessable.

3.3 Authority. Each of Acquiror and Newco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Newco (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware law). This Agreement has been duly executed and delivered by Acquiror and Newco and, assuming the assuming due authorization, execution and delivery by the other parties hereto, constitute the valid and binding obligations of Acquiror and Newco, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.4 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (a) any provision of the Articles of Incorporation or Bylaws of Acquiror or Newco, as amended, or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or its properties or assets or applicable to Newco or its properties or assets.

3.5 Required Filings and Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Newco in connection with the execution and delivery of this Agreement by Acquiror or Newco or the consummation by Acquiror or Newco of the transactions contemplated hereby, except for (a) the filing of appropriate merger documents as required by Delaware Law, (b) any filings as may be required under applicable state securities laws and the securities laws of any foreign country and (c) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

3.6 Corporate Approval. Each of the Board of Directors of Acquiror and Newco has approved the transactions contemplated by this Agreement.

3.7 Representations Complete. None of the representations or warranties made by Acquiror or Newco herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror or Newco pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION FOUR

4. Additional Agreements.

4.1 Reasonable Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

4.2 Consents; Cooperation. Each of Acquiror and Target shall use its reasonable best efforts to promptly (a) obtain from any Governmental Entity or third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or Target in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder (b) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under applicable federal, state or foreign securities laws.

4.3 Access to Information. Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of Target’s properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

4.4 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

SECTION FIVE

5. Conditions to the Merger.

5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. This Agreement and the Merger shall have been duly approved and adopted by all of the stockholders of Target.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

(c) Governmental Approval. Acquiror, Newco and Target shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby.

(d) Substitution as General Partner. Target shall have been removed as the general partner of the Partnership, a successor general partner shall have been substituted in place of Target as general partner of the Partnership, and Target shall have received a release and indemnification from the Partnership, its partners and the successor general partner, in a form reasonably satisfactory to Acquiror and its counsel, releasing, indemnifying and holding Target harmless from any claims and liabilities arising on or before the substitution.

5.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants (i) Each of the representations and warranties of Acquiror and Newco in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Acquiror and Newco in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Acquiror and Newco shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Acquiror and its subsidiaries, taken as a whole.

(c) Certificates of Acquiror.

(i) Compliance Certificate of Acquiror. Target shall have been provided with a certificate executed on behalf of Acquiror by its Chief Executive Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 5.2 (a) and (b) above has been satisfied.

(ii) Certificate of Secretary of Acquiror. Target shall have been provided with a certificate executed by the Secretary of Acquiror certifying:

(A) Resolutions duly adopted by the Board of Directors authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(B) The Articles of Incorporation and Bylaws of Acquiror, as in effect immediately prior to the Effective Time, including all amendments thereto.

5.3 Additional Conditions to the Obligations of Acquiror and Newco. The obligations of Acquiror and Newco to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror and Newco:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of Target in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Target in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target and its subsidiaries, taken as a whole.

(c) Certificates of Target.

(i) Compliance Certificate of Target. Acquiror and Newco shall have been provided with a certificate executed on behalf of Target by its Chief Executive Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 5.3(a) and (b) above has been satisfied.

(ii) Certificate of Secretary of Target. Acquiror and Newco shall have been provided with a certificate executed by the Secretary of Target certifying:

(A) Resolutions duly adopted by the Board of Directors and the shareholders authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(B) The Certificate of Incorporation and Bylaws of Target, as in effect immediately prior to the Effective Time, including all amendments thereto.

(d) Third Party Consents. Acquiror and Newco shall have been furnished with evidence satisfactory to it that Target has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the Merger.

(e) Injunctions or Restraints on Merger and Conduct of Business. No proceeding brought by any administrative agency or commission of other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending.

(f) Stockholder Representation Letter. Acquiror and Newco shall have been furnished with a completed and executed Stockholder Representation Letter from each shareholder of Target in the form attached hereto as Exhibit B.

(g) Payment of Expenses. Target and/or Bron shall have paid or reimbursed, or made provision acceptable to the Company to pay or reimburse, all expenses as provided in Section 6.3.

SECTION SIX

6. Termination, Amendment and Waiver.

6.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated and the Merger may be abandoned by mutual consent of Target and Acquiror, or:

(a) by Acquiror, if Target shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar business days of receipt by Target of written notice of such breach, provided that Acquiror is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

(b) by Target, if Acquiror shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar days following receipt by Acquiror of written notice of such breach, provided that Target is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured.

6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, except as otherwise specifically provided in Section 6.3, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 4.4 (Public Disclosure) and this Section 6.2 shall remain in full force and effect and survive any termination of this Agreement.

6.3 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred by Acquiror or Newco in connection with this Agreement, including the preparation and negotiation of this Agreement, and the transactions contemplated hereby including, without limitation, filing fees and the fees and expenses of accountants and legal counsel, shall be reimbursed by Target and/or Bron (a) on or before the latter to occur of the consummation of an underwritten offering by the Partnership or the Effective Time, but in no event later than December 31, 2005, in the case of costs and expenses incurred in connection with the preparation and negotiation of this Agreement, and (b) at or prior to the earlier to occur of the termination of this Agreement or the Effective Time in the case of all other costs and expenses. In addition to the costs and expenses of Acquiror or Newco to be reimbursed by Target and/or Bron, Target and Bron shall each also pay their own costs and expenses.

6.4 Amendment. The boards of directors of the parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties; provided that an amendment made subsequent to adoption of the

Agreement by the shareholders of Target shall not (a) alter or change the amount or kind of consideration to be received on conversion of the Target Common Stock, (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the shareholders of Target.

SECTION SEVEN

7. Collateral Shares and Indemnification.

7.1 Survival of Representations and Warranties. All covenants to be performed prior to the Effective Time, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, and the indemnification obligations under Section 7.2(a) and 7.2(b) shall survive the consummation of the Merger and continue for a period ending upon the earlier to occur of (a) two years from the Effective Time, or (b) the date on which Acquiror shall have completed either (i) a sale of all or substantially all of its assets to an unrelated party or (ii) a merger or other reorganization resulting in a majority of the outstanding voting shares of Acquiror or the entity surviving such merger or reorganization being owned by persons who were not holders of at least a majority of Acquiror’s capital stock immediately prior to such merger or other reorganization (the “Indemnification Period”); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the second anniversary of the Effective Time, the Indemnification Period shall continue in effect until final resolution of any such claims, and provided further that representations, warranties and covenants relating to Taxes shall survive until 30 days after expiration of all applicable statutes of limitations relating to such Taxes. All covenants to be performed after the Effective Time shall continue indefinitely.

7.2 Indemnification.

(a) Indemnification Relating to the Partnership. From and after the Effective Time, Bron shall protect, defend, indemnify and hold harmless Acquiror and the Surviving Corporation, and such of their respective affiliates, officers, directors, employees, representatives and agents that Acquiror or Surviving Corporation is otherwise obligated to indemnify or defend under law, or pursuant to its charter or bylaws, or pursuant to agreement (Acquiror, Surviving Corporation and each of the foregoing persons or entities is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, “Damages”) that any of the Indemnified Persons may become subject to during the Indemnification Period by reason of or in connection with any claim, demand, action or cause of action arising from or relating to Target’s duties or responsibilities as general partner of the Partnership or in connection with Target’s role in the liquidation or dissolution of the Partnership, including the obligations of Target under any agreement entered into in connection therewith.

(b) Indemnified Damages Relating to the Merger. Subject to the limitations set forth in this Section 7, from and after the Effective Time, Bron shall protect, defend, indemnify and hold harmless the Indemnified Persons from and against any and all

Damages that any of the Indemnified Persons may become subject to during the Indemnification Period by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Target or Bron contained in this Agreement, including any exhibits or schedules attached hereto, and the Agreement of Merger. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Acquiror or the Surviving Corporation.

(c) Collateral Shares. Bron hereby agrees to pledge as collateral to secure performance of Bron’s indemnification obligation during the Indemnification Period that number of shares of Acquiror Common Stock (as adjusted pursuant to any reclassification, recapitalization, split-up, combination, stock dividend or exchange) that Bron is entitled to receive in the Merger in exchange for the Target Common Stock, equal to the quotient of (i) $15,000,000 divided by (ii) the average closing market price of Acquiror Common Stock during the five (5) trading days immediately preceding the Effective Time (the “Collateral Shares”). Bron shall at the Effective Time pledge and grant to Acquiror a first-priority security interest in the Collateral Shares and shall assign, transfer and deliver to Acquiror the Collateral Shares, together with the certificates evidencing the same, accompanied by stock transfer powers executed in blank, to secure performance of Bron’s indemnification obligations hereunder. In the event that any additional documents or further action shall hereafter be, in the discretion of Acquiror, necessary to create, perfect or maintain its security interest in the Collateral Shares, Bron shall, at the reasonable request of Acquiror, execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for creating, perfecting and maintaining the valid security interest of Acquiror in the Collateral Shares. During the Indemnification Period, Bron shall have the right to vote and receive any cash dividends declared and paid on any Collateral Shares held by Acquiror (other than Collateral Shares which have been foreclosed upon in satisfaction of a demand for indemnification pursuant to Section 7.3 below). Upon expiration of the Indemnification Period, Acquiror’s security interest in any Collateral Shares remaining in the possession of Acquiror shall be released and the certificates representing such shares, together with stock transfer powers executed by Bron, shall be delivered to Bron.

(d) Defense of Claims. Promptly following receipt of notice by an Indemnified Party of a claim or action for which indemnification may be demanded hereunder, the Indemnified Person shall notify Bron in writing of such claim or action, describing in reasonable detail the basis for such claim; provided however, that any delay in notifying Bron shall not prejudice the rights of such Indemnified Party hereunder unless such delay shall have a material and adverse effect on the defense of such claim or action. Bron shall pay all legal fees and expenses of the Indemnified Person in the defense of indemnified claims or actions; provided however, that Bron shall not be obligated to pay legal fees and expenses to more than one law firm, selected by a majority of such Indemnified Persons, in connection with the defense of similar claims arising out of the same alleged acts or omissions which have been asserted against more than one Indemnified Person, unless there may be defenses available to an Indemnified Person which are different from or additional to those of other Indemnified Persons and which create, in the good faith judgment of such law firm, a conflict of interest in such combined representation. Bron shall not, without the prior consent of the Indemnified Person, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such action, suit or proceeding.

7.3 Method of Asserting Claims for Indemnification.

(a) Demands for Indemnification. Acquiror may, from time to time, deliver to Bron certificates, signed by any officer of Acquiror (an “Officer’s Certificate”), demanding indemnification hereunder and certifying that a majority of the independent directors of Acquiror then in office have approved the demand. Each Officer’s Certificate shall state: (i) a claim for indemnification is being made pursuant to Section 7 of the Agreement, the date that Bron was notified of such claim and the identity of the Indemnified Person making such claim, (ii) in reasonable detail, the individual items of such alleged indemnification obligations included in the amount so stated, the date each such item was paid, or properly accrued or arose; (iii) the aggregate dollar amount of the indemnification obligation, if ascertainable; and (iv) the value per share of the Collateral Shares at the date of the demand, based upon the closing sale price of Acquiror Common Stock on such day, or if no such sale takes place on such day, the average of the reported closing bid and asked prices on the principal national securities exchange or quotation system on which the Common Stock is quoted or listed, or if not so available, as determined in good faith by Acquiror’s Board of Directors.

(b) Objections. If Bron fails to give a notice of objection (“Objection Notice”) to Acquiror of his objection to a claim specified in the applicable Officer’s Certificate within thirty (30) days after such receipt, then the claim shall be deemed to be valid and either (i) Bron shall pay to Acquiror by wire transfer or certified check in the amount of Damages specified in the Officer’s Certificate, or (ii) Acquiror may, upon not less than 10 days notice to Bron following approval of a majority of the independent directors of Acquiror then in office, foreclose upon or otherwise enforce its security interest in any manner permitted by California law upon that number of Collateral Shares having an aggregate value (based on the per share valuation specified in the Officer’s Certificate) equal to the Damages claimed in the Officer’s Certificate, or (iii) some combination of the foregoing as Bron and Acquiror may agree. Following a foreclosure upon such Collateral Shares, Acquiror may sell or otherwise dispose of such shares at one or more private or public sales at such price and on such terms and in such manner as Acquiror may determine, subject to the requirements of applicable law.

(c) Arbitration. If Bron gives Acquiror an Objection Notice within such thirty (30) day period, then within sixty (60) days thereafter, Acquiror and Bron shall demand arbitration of the matter and the matter will be settled by arbitration conducted by three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Within fifteen (15) days after such written notice is sent, Acquiror and Bron will each select one (1) arbitrator, and the two (2) arbitrators so selected will select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim for indemnification in such Officer’s Certificate will be binding and conclusive upon the parties to this Agreement. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration will be held in Los Angeles County, California.

The arbitrators shall designate one (1) of its parties as the “non-prevailing party” and such non-prevailing party will pay its, his or their own expenses, the fees of each arbitrator, and the expenses, including with limitation, attorneys’ fees and costs, incurred by the other party to the arbitration.

SECTION EIGHT

8. General Provisions.

8.1 Survival of Warranties. The representations, warranties and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger for the Indemnification Period as provided in Section 7 above.

8.2 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice,

(a) if to Acquiror, to:
United Pan Am Financial Corp. Attn: Ray Thousand, President 3990 Westerly Place, Suite 200 Newport Beach, CA 92660 Facsimile: 949-224-1912 Telephone: 949-224-1278

(b) if to Target, to:
BVG West Corp. Attn: Guillermo Bron, President 1901 Avenue of the Stars Suite 470 Los Angeles, CA 90067 Facsimile: 310-277-7582 Telephone: 310-788-5700

8.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 26, 2005. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.5 Entire Agreement; Nonassignability. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

8.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 8.10 shall be binding upon the parties and their respective successors and assigns.

[Signature Page Follows]

Target, Acquiror and Newco have executed this Agreement as of the date first written above.

TARGET:

BVG WEST CORP.

By:	/s/ Guillermo Bron
Guillermo Bron, President

ACQUIROR:

UNITED PAN AM FINANCIAL CORP.

By:	/s/ Ray Thousand
Ray Thousand, Chief Executive Officer

BRON:

GUILLERMO BRON

/s/ Guillermo Bron

19

EXHIBITS

Exhibit	A - Exchange Ratio

Exhibit	B - Form of Stockholder Representation Letter

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EXHIBIT A

EXCHANGE RATIO

Each share of Target Common Stock outstanding at the Effective Time shall be exchanged for that number of shares of Acquiror Common Stock determined pursuant to the following ratio:

(Number of BVG-Owned Shares at the Effective Time) divided by (Number of shares of Target Common Stock outstanding at the Effective Time)

2

EXHIBIT B

FORM OF STOCKHOLDER REPRESENTATION LETTER

Board of Directors

United Pan Am Financial Corp.

1055 Wilshire Blvd., Suite 1880

Los Angeles, CA 90017

RE: [            ] shares of Common Stock

Gentlemen:

In connection with the issuance of [                    ] shares (the “Shares) of Common Stock of United Pan Am Financial Corp. (the “Company”) pursuant to an Amended and Restated Agreement and Plan of Merger between and among [                    ] (“Newco”), the Company and BVG West Corp. (“Target”) dated as of July             , 2005 (the “Merger Agreement”), the undersigned stockholder of Target (the “Stockholder”) represents and warrants to the Company and Newco as follows:

1. Acquired Entirely for Own Account. The Shares to be acquired by the Stockholder will be acquired for investment for the Stockholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Stockholder further represents that the Stockholder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

2. Restricted Securities. The Stockholder understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Stockholder’s representations as expressed herein. The Stockholder understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Stockholder must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Stockholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Stockholder’s control, and which the Company is under no obligation and may not be able to satisfy.

3. Legends. The Stockholder understands that the Shares, and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

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(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

4. Experience and Disclosure. The Stockholder, by virtue of his, her or its ownership of Target’s shares, has a preexisting business and/or investment relationship with the Company and is familiar with the Company and its business and financial condition and results of operations. The Stockholder has also such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks relating to the acquisition of the Shares and has reviewed and inspected all of the data and information provided to it by the Company in connection with the Merger. The Stockholder has been furnished by the Company with all the documents and information regarding the Company which the Stockholder has requested, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the Company’s business, assets and financial position.

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